Exhibit 99.1

                Susan J. Kropf and Jide Zeitlin Join Coach Board
                 of Directors; Brings Board Membership to Nine


    NEW YORK--(BUSINESS WIRE)--June 15, 2006--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced that Susan J. Kropf and Jide Zeitlin have been appointed to Coach's Board of Directors. The appointments of Ms. Kropf and Mr. Zeitlin to the Board brings the membership to nine.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "We are extremely enthusiastic that Susan Kropf and Jide Zeitlin have agreed to join our Board. As Coach continues to gain international brand awareness and increases its share in the large and growing global market for fine accessories, we are confident that their respective experience, strategic insight and leadership skills will prove particularly valuable to us."
    Ms. Kropf has been President and Chief Operating Officer of Avon Products (NYSE: AVP) since January 2001, where she has had day-to-day oversight of Avon's worldwide operations. Before that, she was executive vice president and chief operating officer, Avon North America and Global Business Operations, with responsibility for the company's North American operating business unit as well as global marketing, R&D, supply chain operations and information technology. In March 2006, she announced her retirement effective later this year following a 35-year career during which she advanced to become the company's number two executive and one of the most prominent executives in the beauty and direct-selling industries. Ms. Kropf served on Avon's Board of Directors until May of 2006 and currently serves on the Boards of MeadWestvaco Corp., Sherwin Williams Co., and the Wallace Foundation.
    Upon her appointment, Ms. Kropf noted, "Coach is an extraordinary brand which I've long admired and I'm enthusiastic about joining the Board to help build on the tremendous momentum they have created."
    Mr. Zeitlin founded Independent Mobile Infrastructure (Pvt.) Limited in 2005 and is currently a private investor focused on Asian, particularly Indian, telecommunication operating assets. Formerly, Mr. Zeitlin was a senior investment banker at Goldman Sachs (NYSE: GS). He first joined the firm in 1983, was elected partner in 1996 and held the post of Global Chief Operating Officer of the company's investment banking businesses until his departure at the end of 2005. He is Chairman of the Board of Trustees of Amherst College and a member of several not-for-profit boards including: Common Ground Community, Milton Academy, Montefiore Medical Center, Playwrights Horizons and Teach for America, as well as the Harvard Business School Visiting Committee.
    Upon his appointment, Mr. Zeitlin stated, "I am delighted to be joining the Coach Board. I have known the Company and its management for over a decade and look forward to contributing to the sustained health and future growth of this singular franchise."

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, sunwear, and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.



    CONTACT: Coach
             Andrea Shaw Resnick, 212-629-2618